Exhibit 99.2

Company Contact:

Colin W. Stewart

Chief Executive Officer

(215) 579-7388

CollaGenex Pharmaceuticals Announces Agreement to Promote

Alcortin™ and Novacort™ to Dermatologists

Newtown, PA, June 8, 2005 – CollaGenex Pharmaceuticals, Inc. (Nasdaq: CGPI) today announced that it had entered into a Promotion and Cooperation Agreement with Primus Pharmaceuticals, Inc., under which CollaGenex will promote Alcortin™ and Novacort™ to dermatologists in the United States. Alcortin (1% iodoquinol and 2% hydrocortisone) is a prescription topical antifungal steroid combination. Novacort (2% hydrocortisone acetate and 1% pramoxine HCl) is a prescription topical steroid and anesthetic. Both products contain a proprietary Biopeptide Aloe Complex™ which is designed to improve skin penetration and help reduce inflammation.

“This is an exciting deal for both companies,” said Colin Stewart, president and chief executive officer of CollaGenex. “Novacort and Alcortin are unique, well differentiated, patented products that present a great opportunity and perfect fit for the CollaGenex professional dermatology sales force. They complement Pandel, our in-licensed mid potency corticosteroid, and will be a very important part of building our dermatology franchise.”

“We are extremely pleased to work with CollaGenex to grow the market for our proprietary products, Alcortin and Novacort,” said J.D. Weir, president and chief executive officer of Primus Pharmaceuticals, Inc. “These products are based on Primus’ patented Biopeptide Aloe Complex composition, which offers great possibilities for further cooperative product development. We believe that CollaGenex, as a premier emerging dermatology company, is the ideal marketing partner as we promote this technology.”

This announcement follows CollaGenex’s report this week of statistically highly significant positive results in phase III clinical trials of Oracea™, its product candidate for the treatment of rosacea.

CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company that has built its reputation on providing innovative medical therapies to the dental and dermatology markets. CollaGenex currently sells Periostat® as the first pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues and by enhancing bone protein synthesis. The company also markets Atridox®, Atrisorb FreeFlow® and Atrisorb-D FreeFlow®, which are products of QTL USA, Inc., the successor to Atrix Laboratories, Inc., for the treatment of adult periodontitis. CollaGenex’s professional dermatology sales force markets Pandel®, a prescription topical corticosteroid licensed from Altana, Inc.

Research has shown that certain tetracyclines can be chemically modified to retain non-antibiotic properties that may make them effective in treating diseases involving inflammation and/or destruction of the body’s connective tissues. CollaGenex is evaluating various chemically modified tetracyclines (so called “IMPACS™” compounds because they are Inhibitors of Multiple Proteases And CytokineS”) to assess whether they are safe and effective in these applications. The Company has a pipeline of innovative product candidates with possible applications in dermatology and other disease states. In addition, CollaGenex has acquired the Restoraderm™ technology, a unique, proprietary dermal drug delivery system, and plans to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

To receive additional information on the Company, please visit our web site at www.collagenex.com, which does not form part of this press release.

Forward-Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects, including statements relating to the Company’s research, technology, future products and the market for them, its clinical trials and its future product development and introduction efforts, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. CollaGenex’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in CollaGenex’s most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 under the section “Additional Risks That May Affect Results” as well as other documents that may be filed by CollaGenex from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding CollaGenex’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words. CollaGenex assumes no obligations to update the information included in this press release.

Periostat® is a registered trademark and Restoraderm™, IMPACS™ and Oracea™ are trademarks of CollaGenex Pharmaceuticals, Inc.

Novacort™ and Alcortin ™ are trademarks of Primus Pharmaceuticals, Inc.

Pandel® is a trademark of Taisho Pharmaceuticals

Atridox®, Atrisorb® and Atrisorb-D® are registered trademarks of QLT USA, Inc.

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